Exhibit 99.1

HCSB Financial Corporation

News Release

FOR IMMEDIATE RELEASE

Contact:

James R. Clarkson

President and CEO

HCSB Financial Corporation/Horry County State Bank

(843) 716-6400

HCSB shows significant improvement in first quarter 2012

Bank fundamentals drive gains in net interest margin and reduction of interest expense; net charge-offs and 30-to-89 day past dues also improve

LORIS, S.C./April 17, 2012 — HCSB Financial Corporation (OTCBB: HCFB), showing marked improvement from the past two years, posted a net loss of $256,000 for the quarter ended March 31, 2012, compared to losses of $4.10 million in the fourth quarter of 2011 and $7.68 million in the first quarter of 2011. On a per share diluted basis, the company reported a loss of $0.07 in the first quarter of 2012 compared to $1.10 for the quarter ended Dec. 31, 2011, and $2.10 for the first quarter of 2011.

Excluding expenses related to outstanding debt held by the holding company, Horry County State Bank reported operating income of $63,000 in the first quarter of 2012, reflecting its first quarterly profit since early 2010 as core fundamentals drove gains in net interest margin and a reduction in interest expense. Credit trends in net charge-offs and loans 30-to-89 days past due also showed improvement. Provisions for loan losses were $1.31 million for the quarter ended March 31, 2012, significantly less than past quarters.

“We still have a ways to go, but it’s gratifying to know that we are beginning to see positive trends in core performance and credit quality, particularly at the bank level,” said President and CEO Jimmy Clarkson. “Our bank has worked extremely hard the past several quarters at improving our balance sheet and dealing with problem loans.”

The bank’s quarterly pre-provision earnings — which isolate core earnings before taking into account funds set aside for future bad debts — improved to $1.38 million in the first quarter of 2012 from $1.31 million for the quarter ended Dec. 31, 2011, and $1.17 million for the first quarter of 2011. Provisions for loan losses fell dramatically in the first quarter of 2012 to $1.31 million compared to $5.10 million in the previous quarter and $8.55 million for the quarter ended at March 31, 2011.

“A bank must show core earnings if it is going to thrive,” Clarkson said. “We still have our challenges, but as long as our fundamentals continue to drive solid operating results, we’ll continue to improve our overall balance sheet. We believe that we acknowledged our problems early, took prompt, aggressive action to address them, and have maintained regular communications with our regulators which has allowed us to develop a good relationship with our regulators.”

Net interest margin, the difference between what is charged for loans and paid on deposits, improved to 3.29% in the first quarter of 2012 compared to 3.25% for the quarter ended Dec.31, 2011 and 2.78% for the first quarter in 2011. HCSB’s ongoing strategy to drive down funding costs resulted in a reduction or savings of $1.4 million in interest expense year-over-year. Interest expense was $1.3 million in the first quarter of 2012 compared to $2.7 million for the quarter ended March 31, 2011.

Total net interest income, impacted by declines in total loans, was partially offset by improvements in net interest margin and interest expense. Net interest income was $4.03 million in the first quarter of 2012 compared to $3.95 million for the quarter ended Dec. 31, 2011, and $4.73 million in the first quarter last year. Total loans declined to $350.8 million in the first quarter of 2012 from $367.0 million in the fourth quarter last year and $426.4 million for the quarter ended March 31, 2011.

Total deposits were $490.1 million in the first quarter of 2012 compared to $490.8 million for the quarter ended Dec. 31, 2011 and $560.5 million in the first quarter of 2011. With soft loan demand, HCSB decided in early 2011 to shrink its deposit base, allowing brokered deposits to run off while electing not to aggressively price time deposits and money market accounts. Brokered deposits as a percentage of total deposits were 11.8% in the first quarter of 2012 compared to 15.6% in the first quarter last year. However, core deposits — checking, savings and money market accounts — improved slightly during the first quarter of 2012 compared to the quarter ended December 31, 2011. The bank maintained strong liquidity during the first quarter of 2012.

Horry County State Bank, currently under a written agreement with federal and state regulators to improve its capital strength and credit quality, reported Tier 1 capital of 2.92% of total risk-based assets at March 31, 2012, fractionally better than the previous quarter’s Tier 1 ratio of 2.90% in the fourth quarter of 2011. HCSB’s capital ratio is currently classified as “significantly undercapitalized,” the third of four categories in which capital levels are rated by regulators. Below 2% is “critically undercapitalized.” A capital ratio of 4% or better is “adequately capitalized,” 5% or better “well-capitalized.”

Over the next several months, HCSB will seek to raise additional capital. In a recent Form 10-K filing with the SEC, management noted the challenges it faces in raising additional capital in the current economic environment. Even if the bank struggles to find capital, Clarkson believes the bank has gained enough traction to work through its problems.

“I honestly believe, based on our current trends, that if we do not raise any capital at all, the bank will survive and will not fall below the critical 2% level,” Clarkson said. “We believe that we are past the vast majority of our problems and that the substantial reduction in our 30-to-89 day past due loans to more normal levels during the past four months indicates that loan defaults have begun to decline considerably.”

In 2011, HCSB set aside $25.27 million in loan loss provisions after adding $23.08 million the previous year for a combined $48.35 million in provisions for loan losses over the past two years. The bank, which budgeted only $5.2 million in loan loss provisions for 2012, is ahead of budget for the year. One of the key factors that the bank uses to determine its loan loss provision is its 30-to-89 day past due numbers, generally the first sign of problem loans on the horizon. HCSB’s 30-to-89 delinquency ratio to total loans averaged 1.73% in the first quarter of 2012 compared to an average 3.60% in the fourth quarter of 2011. Net loan charge-offs decreased to $1.8 million for the quarter ended March 31, 2012, compared to $3.60 million for the fourth quarter of 2011 and $6.97 million for the first quarter of March 31, 2011.

Addendum to News Release — Forward-Looking Statements and Use of Certain Non-GAAP Financial Measures

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

This news release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). This news release discusses both GAAP net loss and pre-tax earnings excluding company debt expenses and loan loss provisions, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the company’s debt expenses and recording of provision for loan losses in the periods presented when assessing the performance of the company. In addition, investors should consider the approximately $500,000 gain on the sale of certain FHLB advances when assessing the performance of the Company in the first quarter 2011. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.